Exhibit 10.9

RELEASE AND SETTLEMENT AGREEMENT

This Release and Settlement Agreement (“Settlement Agreement”) is entered into as of June  22, 2009 (the “Effective Date”) between and among, on the one hand, Andre Sassoon and Andre Sassoon International, Inc. (both hereinafter referred to as “the Sassoon Parties”) and MCM Environmental Technologies, Inc., Caprius, Inc., George Aaron (hereinafter referred to as “the Caprius Parties”, and collectively with the Sassoon Parties, the “Parties”); and

WHEREAS, on December 17, 2002, the Sassoon Parties entered into an agreement with MCM Environmental Technologies, Inc., its subsidiary MCM Environmental Technologies, Ltd. and the then existing stockholders of MCM Environmental Technologies, Inc., which are identified in said agreement (hereinafter, the “Sassoon Agreement”); and

WHEREAS, on or about May 2, 2006, Sassoon commenced a civil action against the Caprius Parties in the matter styled Andre Sassoon and Andre Sassoon International, Inc. v. MCM Environmental Technologies, Inc., Caprius, Inc., George Aaron, Moledet Ackzakot 2000, Aguda Chaklait Shitufit, Ltd., Trefoil Tech Investors, L.P., M.G. Strategy Development and Export Development, Ltd., Mezam Capital Funds Management (Israel), Ltd., Beni Mosenson and Arye Addady, which action was commenced in the Supreme Court of the State of New York in the County of New York, Index No. 601535/2006 (the “Litigation”); and

WHEREAS, in the Litigation, Sassoon asserted claims seeking recovery for alleged breach of contract of the Sassoon Agreement and certain other tort claims relating to the Sassoon Agreement; and

WHEREAS, the Caprius Parties denied liability on any claims in the Litigation; and

WHEREAS, the Parties recognize the uncertainties involved in the Litigation, and have determined that it is in their respective best interests to resolve the differences between them by compromise and final settlement of the Litigation, without any admission of liability on the part of any of the Parties and/or their affiliates;

NOW, THEREFORE, in consideration of the mutual covenants, promises, warranties, representations and undertakings set forth below and other good and valuable consideration, including current, reasonably equivalent value and consideration, the receipt and sufficiency of which hereby is acknowledged, the Parties agree as follows:

1.  RECITALS INCORPORATED.  The foregoing recitals are incorporated herein by reference as if fully set forth below.

2.  PAYMENT.  The Caprius Parties shall cause to be delivered to the Sassoon Parties by wire transfer the amount of One Hundred Eighty Thousand Dollars ($180,000.00) (the “Settlement Amount”), so that such funds are received within ninety (90) days of the Effective Date of this Settlement Agreement (the “Final Receipt”).  The wired transfer is to be made to the following account:

UBS AG
ABA 026007993
UBS Financial Services
A/C #101-WA-258641-000
F/C Andre Sassoon
A/C #Y108978

If for any reason the Settlement Amount is ever subject to an action under local, state or federal bankruptcy laws, including but not limited to an action for a preferential payment for a fraudulent conveyance and/or is subsequently disgorged, avoided, retracted, returned or otherwise rescinded, this Settlement Agreement shall become null and void and the Parties shall be reinstated to their full rights, including the right of the Sassoon Parties to reinstate the Litigation with all applicable statutes of limitations having been deemed tolled as of the Date the Litigation commenced.

3.  DISMISSAL OF LAWSUIT.  Upon the Effective Date, the Caprius Parties shall deliver to counsel for the Sassoon Parties an executed copy of the Stipulation of Discontinuance in the form attached hereto as Exhibit A (the “Stipulation”).  Within two (2) business days of the Final Receipt, counsel for the Sassoon Parties shall deliver an executed Stipulation of Discontinuance to counsel for the Caprius Parties or a copy thereof with evidence of due filing with the Court.

4.  MUTUAL RELEASES.
A.)           Effective upon Final Receipt, and in consideration of the Settlement Amount, the below release and other terms and conditions of this Settlement Agreement, the Sassoon Parties on their own behalf and on behalf of their present and former partners, principals, officers, directors, employees, agents, receivers, trustees, attorneys, predecessors, successors, assigns, successors in interest, parents, subsidiaries, affiliates, divisions (collectively “Sassoon Releasors”), do hereby acknowledge full and complete satisfaction of, and hereby do, finally and forever, release, acquit, and discharge the Caprius Parites, their subsidiaries, affiliates, and parents, their respective past and present heirs, successors, predecessors and assigns, and each of their respective current and former officers, directors, shareholders, owners, partners, managers, members, employees, servants, agents and attorneys and their respective insurers (collectively “Caprius Releasees”), of and from any and all demands, obligations, actions, causes of action, counterclaims, rights, damages, losses, costs, contribution claims, claims for restitution, suits, claims for sums of money, contracts, controversies, agreements, judgments, expenses, compensation and demands of any nature whatsoever, rights, liabilities, actions and causes of action of any nature, whether at law or in equity, known or unknown, whether suspected or unsuspected, including, without limitation, any individual claims and any claims in a representative capacity they have, had or may have at any time based on, arising out of or relating to, including the Sassoon Agreement, the Litigation and the Settlement Amount.

B.)           Effective upon Final Receipt, and in consideration of the above release and other terms and conditions of this Settlement Agreement, the Caprius Parties on their own behalf and on behalf of their present an former partners, principals, officers, directors, employees, agents, receivers, trustees, attorneys, predecessors, successors, assigns, successors in interest, parents, subsidiaries, affiliates, divisions (collectively “Caprius Releasors”), do hereby acknowledge full and complete satisfaction of, and hereby do, finally and forever, release, acquit, and discharge each and all of the Sassoon Parties, their subsidiaries, affiliates and parents, their respective past and present heirs, successors, predecessors and assigns, and each of their respective current and former officers, directors, shareholders, owners, partners, managers, members, employees, servants, agents and attorneys and their respective insurers (collectively “Sassoon Releasees”), of and from any and all demands, obligations, actions, causes of action, counterclaims, rights, damages, losses, costs, contribution claims, claims for restitution, suits, claims for sums of money, contracts, controversies, agreements, judgments, expenses, compensation and demands of any nature whatsoever, rights, liabilities, actions and causes of action of any nature, whether at law or in equity, known or unknown, whether suspected or unsuspected, including without limitation, any individual claims and any claims in an representative capacity they have, had or may have at any time based on, arising out of or relating to the Sassoon Agreement, the Litigation and the Settlement Amount.

C.)           Nothing herein shall be deemed to constitute a release by any Party of any obligation arising under this Settlement Agreement.

5.  ASSIGNMENT OF RIGHTS.  Within two (2) business days after Final Receipt, the Sassoon Parties hereby agree to surrender, deliver and transfer to Caprius, Inc. all stock certificates or other evidence of ownership of any stock issued by MCM Environmental Technologies, Inc. and MCM Environmental Technologies, Ltd. in the possession of the Sassoon Parties or any of their respective agents.  The Sassoon Parties, for the good and valuable consideration described above, assign, sell and transfer their rights, title, ownership and interest, and duty of performance in any stock of MCM Environmental Technologies, Inc. and/or MCM Environmental Technologies, Ltd. that is held by the Sassoon Parties or to which is has any rights.  The Sassoon Parties hereby relinquish all rights to any stock of MCM Environmental Technologies, Inc. and MCM Environmental Technologies, Ltd. (together “MCM”) wherever and by whomever held.  It is agreed that this Settlement Agreement is evidence of the consent of the Sassoon Parties to the transfer to Caprius, Inc. of any and all rights to ownership of stock of MCM.   It is further agreed by the Sassoon Parties that, if request is made by any person or entity holding MCM stock, for evidence of the relinquishment of all ownership rights of the Sassoon Parties, that the Sassoon Parties will provide, as needed, cooperation necessary,  such assistance not to be unreasonably withheld.

6.  NO ADMISSIONS.  The Parties understand and agree that this is a compromise and settlement of disputed claims.  Each of the Parties specifically denies any liability or wrongdoing whatsoever on its part.  Neither this Settlement Agreement or any of its provisions, terms or conditions (i) shall be construed to be an admission of liability under the Sassoon Agreement or the Litigation, or an admission of the validity or enforceability of any matters that are released pursuant to this Settlement Agreement, nor (ii) may be offered or received in evidence in any other action, proceeding, claim, or settlement negotiation as evidence of an admission of liability or wrongdoing, or for any other purpose; provided, however, that this Settlement Agreement, proof of its execution, and payment of the consideration under its terms shall be admissible, or may be offered or received in evidence (i) to prove settlement and release of the claims set forth herein, and/or (ii) to enforce this Settlement Agreement.

7.  ATTORNEYS’ FEES AND COSTS.  Each of the Parties shall bear its own attorneys’ fees and costs arising from the claims that were asserted or that could have been asserted in the Litigation and arising from the negotiation and preparation of this Settlement Agreement.

8.  REPRESENTATIONS AND WARRANTIES. Each of the Sassoon Parties and the Caprius Parties represents and warrants to each other as follows:

a.      that no other persons or entities have any interest in the claims, demands, obligations, or causes of action referred to in or released by this Agreement, and the Sassoon Parties represent and warrant that they have the sole and exclusive right to receive the Settlement Amount;

b.      that they have not sold, assigned, transferred, pledged, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action which constitute or are based, related to or arise out of the Sassoon Agreement, the Litigation or the Settlement Amount;

c.      that the person or persons who execute this Settlement Agreement on behalf of each of the Parties represents and warrants that he or she has been duly authorized to do so;

d.      That all corporate action necessary for the execution and performance of the transactions contemplated by this Agreement has been duly taken, and that no consents are required from any other person or entity for the execution and performance of the transactions contemplated by this Settlement Agreement;

e.      that the execution, delivery and performance of this Settlement Agreement in compliance with the provisions hereof, does not (i.) violate or conflict with any of the terms or conditions of any Party’s governing documents;  (ii.) conflict with or result in a breach of any terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under or results in the creation of any lien or encumbrance upon any asset of any Party or any contract to which it is a party, or (iii.) violate any law.

9.  FINAL ACCORD AND SATISFACTION.  This Settlement Agreement and the Releases contained herein are intended to be, except to the extent expressly state therein, final and binding upon the Parties and are intended as a full and final accord and satisfaction among the Parties, and each Party expressly relies on the finality of this Settlement Agreement as a substantial factor inducing such Party’s execution of this Settlement Agreement.

10.  COUNTERPARTS.  This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.  The exchange of facsimile copies shall suffice for purposes of establishing the Parties’ execution of this Settlement Agreement, provided that original signatures shall subsequently be exchanged.

11.  ENTIRE AGREEMENT.  This Settlement Agreement and the exhibit referenced herein contain the entire agreement between the Sassoon Parties and the Caprius Parties with regard to the matters set forth in it and may only be amended, modified or waived by a written instrument executed by each of the Parties.  The mutual obligations and undertakings of the Parties expressly set forth in this Settlement Agreement are the sole consideration for this Settlement Agreement, and no representations, promises, or inducements of any nature whatsoever have been made by any of the Parties other than those expressly appearing in this Settlement Agreement.  Each of the Parties and counsel for each of the Parties has reviewed and revised this Settlement Agreement, and accordingly, the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Settlement Agreement.

12.  WAIVER.  A waiver of any term or condition of this Settlement Agreement will not be deemed to be, and may not be construed as, a waiver of any other term or condition hereof.

13.  GOVERNING LAW.  This Settlement Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

14.  ENFORCEMENT.  Any dispute arising out of or relating to this Settlement Agreement shall be adjudicated exclusively in the Court of the State and located in the County of New York and each of the Parties hereby irrevocably consents to the jurisdiction and venue of such court for the purpose of any such dispute(s), and waives any claim or defense that any such court lacks jurisdiction or that such forum is not convenient or proper.

15.  SUCCESSORS AND ASSIGNS:  This Settlement Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

16.   HEADINGS.  Paragraph headings contained in this Settlement Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Settlement Agreement.

17.  NOTICES.  All notices or other communications under this Settlement Agreement shall be in writing and deemed to be duly delivered if delivered in person, by overnight mail, or by confirmed fax or electronic delivery, followed by hard copy delivery.

If to the Caprius Parties, such notice or communication shall be delivered to:

Caprius, Inc. C/O Mr. Dwight Morgan
10 Forest Avenue, Suite 220
Paramus, New Jersey 07652
Telephone: (201) 342-0900
Telecopy: (201) 968-0393
Email: dmorgan@mcmtech.com

Mr. George Aaron
52 Brayton Street
Englewood, New Jersey 07631
Tel (201) 851-6400 or (201) 541-0533
Email: gaaron@mcmtech.com

With a copy to:

William P. Larsen, III, Esq.
D’Amato & Lynch
70 Pine Street
New York, New York  10270-0110
Telephone:  (212) 909-2090
Telecopy:  (212) 269-3559
Email: wlarsen@damato-lynch.com

If to Sassoon, such notice or communication shall be delivered to:

Mr. Andre Sassoon
641 5th Avenue, Apt 37D
New York, NY 10022
Telephone: (212) 759-8455
Email: andresassoon@aol.com

With a copy to:

Mark A. Kornfeld, Esq.
Hogan & Hartson, LLP
875 Third Avenue
New York, NY 10022
Telephone: (212) 918-3604
Telecopy: (212) 918-3100
Email: makornfeld@hhlaw.com

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of June 22, 2009.

ANDRE SASSOON	ANDRE SASSOON INTERNATIONAL, INC.

/s/André Sassoon	/s/André Sassoon
By: Andre Sassoon, President and CEO.

MCM ENVIRONMENTAL TECHNOLOGIES, INC.		CAPRIUS, INC.

/s/George Aaron		/s/Dwight Morgan
By:	George Aaron Chairman	By: Dwight Morgan

GEORGE AARON

/s/George Aaron